UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                           AMENDMENT NO. 1 TO FORM 8-K
                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                             SECURITIES ACT OF 1934

         Date of Report (Date of earliest event reported) July 9, 2002

                             NetWolves Corporation
               (Exact name of registrant as specified in charter)


         New York                      000-25831               11-2208052
   (State or other jurisdiction    (Commission File No.)      (IRS Employer
      of incorporation)                                   Identification Number)


4002 Eisenhower Boulevard, Tampa, Florida               33634-7511
(Address of principal executive offices)                (Zip Code)


                                 (813) 286-8644
              (Registrant's telephone number, including area code)


             One Corporate Drive, Suite 103, Bohemia, New York 11716 (Former name, former address and former fiscal year, if changed since last report)

ITEM 7.         FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired. The financial statements of Norstan Network Services, Inc. are attached hereto.

(b) Pro Forma Financial Information. The required pro forma information is attached hereto.


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NETWOLVES CORPORATION

                                        /s/ Walter M. Groteke
                                        -----------------------------
                                        Walter M. Groteke, President

Date:   September 20, 2002

(a)     FINANCIAL STATEMENTS OF NORSTAN NETWORK SERVICES, INC.

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS              1

        BALANCE SHEETS as of April 30, 2002 and 2001                    2

        STATEMENTS OF OPERATIONS for the years ended
          April 30, 2002 and 2001                                       3

        STATEMENT OF SHAREHOLDER'S EQUITY for the years
          ended April 30, 2001 and 2002                                 4

        STATEMENTS OF CASH FLOWS for the years ended April 30,
          2002 and 2001                                                 5

        NOTES TO FINANCIAL STATEMENTS for the years ended
          April 30, 2002 and 2001                                    6-10

(b)     PRO FORMA FINANCIAL INFORMATION

        INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
          CONSOLIDATED FINANCIAL INFORMATION                           11

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
          as of March 31, 2002                                         12

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
          OF OPERATIONS for the year ended June 30, 2001               13

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
          OF OPERATIONS for the nine months ended March 31, 2002       14

        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
          FINANCIAL STATEMENTS for the year ended June 30, 2001
          and the nine months ended March 31, 2002                  15-16

Board of Directors and Shareholder
Norstan Network Services, Inc.


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheets of Norstan Network Services, Inc. as of April 30, 2002 and 2001, and the related statements of operations, shareholder's equity and cash flows for each of the two years in the period ended April 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Norstan Network Services, Inc. as of April 30, 2002 and 2001, and the results of its operations and cash flows for each of the two years in the period ended April 30, 2002 in conformity with accounting principles generally accepted in the United States of America.



/s/ Marcum & Kliegman LLP


New York, New York
August 26, 2002

                         NORSTAN NETWORK SERVICES, INC.

                                 BALANCE SHEETS
                        (In Thousands, except share data)

                                                                  April 30,
                                                               ---------------
                                                               2002       2001
                                                               ----       ----
ASSETS
Current assets
  Cash                                                        $   42      $  328
  Accounts receivable, net of allowance for doubtful
    accounts of $192 and $141 at April 30, 2002 and 2001,
    respectively                                               2,544       3,309
  Prepaid expenses                                                72          80
  Deferred tax asset                                              68          51
                                                              ------      ------
      Total current assets                                     2,726       3,768

Software and equipment, net                                      477         710

Due from Norstan, Inc.                                         2,036       2,366
                                                              ------      ------
                                                              $5,239      $6,844
                                                              ======      ======

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities
  Accounts payable and accrued expenses                       $2,135      $4,660
  Sales and excise tax payable                                   272         537
  Deferred revenue                                               564         758
                                                              ------      ------
    Total current liabilities                                  2,971       5,955

Deferred income taxes                                             83          90
                                                              ------      ------
    Total liabilities                                          3,054       6,045
                                                              ------      ------

Commitments and contingencies

Shareholder's equity
  Common stock, $.01 par value; 1,000,000 shares
    authorized, 1,000 shares issued and outstanding                -           -
  Retained earnings                                            2,185         799
                                                              ------      ------
    Total shareholder's equity                                 2,185         799
                                                              ------      ------
                                                              $5,239      $6,844
                                                              ======      ======
  The accompanyinig notes are an integral part of these financial statements.

                         NORSTAN NETWORK SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                 Year ended April 30,
                                                 ---------------------
                                                   2002       2001
                                                   ----       ----
Revenue                                          $ 21,142    $ 28,274
Cost of revenue                                    13,396      20,866
                                                 --------    --------
Gross profit                                        7,746       7,408
                                                 --------    --------
Operating expenses
  General and administrative                        1,859       2,268
  Sales and marketing                               1,736       3,321
  Management fees - Norstan, Inc.                   1,974       2,265
                                                 --------    --------
                                                    5,569       7,854
                                                 --------    --------
Income (loss) before income tax expense
  (benefit)                                         2,177        (446)
                                                 --------    --------
Income tax expense (benefit)
  Current                                             815        (463)
  Deferred                                            (24)        316
                                                 --------    --------
                                                      791        (147)
                                                 --------    --------
Net income (loss)                                $  1,386    $   (299)
                                                 ========    ========

   The accompanying notes are an integral part of these financial statements.


                         NORSTAN NETWORK SERVICES, INC.

                        STATEMENT OF SHAREHOLDER'S EQUITY

                      YEARS ENDED APRIL 30, 2001 AND 2002
                        (In Thousands, except share data)

                                                                              Total
                                        Common stock          Retained     shareholder's
                                    Shares        Amount      earnings        equity
                                    ------        ------      --------     -------------
Balance, May 1, 2000                 1,000       $  -         $ 1,098        $ 1,098

Net loss, year ended
  April 30, 2001                         -          -            (299)          (299)
                                   -------       -------      -------        -------
Balance, April 30, 2001              1,000          -             799            799

Net income, year ended
  April 30, 2002                         -          -           1,386          1,386
                                   -------       -------      -------        -------

Balance, April 30, 2002              1,000       $  -         $ 2,185        $ 2,185
                                   =======       =======      =======        =======

The accompanying notes are an integral part of these financial statements.

                         NORSTAN NETWORK SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                          Year ended April 30,
                                                          --------------------
                                                          2002           2001
                                                          ----           ----
INCREASE (DECREASE) IN CASH
  Cash flows from operating activities
    Net income (loss)                                  $  1,386        $   (299)
    Adjustments to reconcile net income (loss) to
     net cash (used in)provided by
     operating activities

       Depreciation and amortization                        249             278
       Bad debts                                             51            (708)
       Deferred income taxes                                (24)            316
  Changes in operating assets and liabilities
    Accounts receivable                                     714           5,448
    Prepaid expenses                                          8             (39)
    Accounts payable and accrued expenses                (2,525)         (2,729)
    Sales and excise tax payable                           (265)           (507)
    Deferred revenue                                       (194)            (20)
                                                       --------        --------
      Net cash (used in) provided by operating
      activities                                           (600)          1,740
                                                       --------        --------
Cash flows from investing activities
    Acquisition of software and equipment                   (16)           (276)
                                                       --------        --------
Net cash used in investing activities                       (16)           (276)
                                                       --------        --------
Cash flows from financing activities
    Due from Norstan, Inc., net                             330          (1,181)
                                                       --------        --------
      Net cash provided by (used in)
        financing activities                                330          (1,181)
                                                       --------        --------
Net (decrease) increase in cash                            (286)            283

Cash balance, beginning of year                             328              45
                                                       --------        --------

Cash balance, end of year                              $     42        $    328
                                                       ========        ========


  The accompanyinig notes are an integral part of these financial statements.

                         NORSTAN NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 2002 AND 2001


1    The Company

     Norstan Network Services, Inc. (the "Company" or "NNSI"), is a Minnesota corporation incorporated in 1991. NNSI is a wholly-owned subsidiary of Norstan, Inc. (the "Parent" or "NI"). The Company provides provides multiple source long distance services to customers located throughout the United States.

     On July 9, 2002, NetWolves Acquisitions, Inc., purchased NNSI from NI for $7,500,000. NetWolves Acquisitions, Inc. is a Delaware corporation, which is a wholly-owned subsidiary of NetWolves Corporation ("NetWolves"). Pursuant to the terms of the purchase agreement, $3.75 million was paid on or before closing and the remaining $3.75 million is due one year from closing, evidenced by a non-interest bearing note.

2    Summary of significant accounting policies

     Software and equipment

     The Company capitalizes certain costs incurred in connection with the development of software for internal use in accordance with the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The costs are then amortized on a straight-line basis over the estimated useful lives of the related software.

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged directly to the appropriate operating accounts at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized.

     Long-lived assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of April 30, 2002, there has been no impairment in the carrying value of long-lived assets.

     Income taxes

     The Company's results are included in the consolidated Federal income tax returns of the Parent. Income taxes are calculated as if the Company filed on a separate return basis and the amount of current income tax expense or benefit is either owed to or due from the Parent.

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates. SFAS No. 109 requires that the net deferred tax asset is adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

                         NORSTAN NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 2002 AND 2001


2    Summary of significant accounting policies (continued)

     Revenue recognition

     Revenues generated from the resale of long distance services are recognized as services are provided.

     Use of estimates and fair value of financial instruments

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Management of the Company believes that the fair value of financial instruments, consisting primarily of cash and accounts receivable, approximates carrying value due to the immediate or short-term maturity associated with its cash and accounts receivable.

     Summary of recent accounting pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The Company does not believe that the adoption of SFAS No.141 will have a significant impact on its financial statements.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No.142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets", which is effective for all fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. SFAS No.142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company expects to adopt SFAS No. 142 in May 2002. The Company does not believe the adoption of SFAS No. 142 will have a significant impact on its financial statements.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment Disposal of Long-Lived Assets". SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company expects to adopt SFAS No. 144 in May 2002. The Company does not believe the adoption of SFAS No. 144 will have a significant impact on its financial statements.

                         NORSTAN NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 2002 AND 2001


2    Summary of significant accounting policies (continued)

     Summary of recent accounting pronouncements  (continued)

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 eliminates the requirement that gains and losses from the extinguishments of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. The adoption of this standard is expected to have no impact to the Company.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Consensus No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. The adoption of this standard is expected to have no impact to the Company.

3    Software and equipment

     Software and equipment consists of the following (in thousands):

                                                                  April 30,
                                       Useful life          ------------------
                                         in years             2002       2001
                                       -----------            ----       ----

        Software                           5                $  851      $  842
        Equipment                         3-5                  328         382
                                                            ------      ------
                                                             1,179       1,224
        Less accumulated depreciation
          and amortization                                    (702)       (514)
                                                            ------      ------
        Software and equipment, net                         $  477      $  710
                                                            ======      ======

Deprecation and amortization expense for the years ended April 30, 2002 and 2001 totaled $249,000 and $278,000, respectively.

                         NORSTAN NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 2002 AND 2001


4    Accounts payable and accrued expenses

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                        April 30,
                                                    ----------------
                                                    2002        2001
                                                    ----        ----
Trade accounts payable                           $  1,975    $  4,560
Commissions payable                                    58          35
Other accrued expenses                                 54          18
Accrued salary and related benefits                    48          47
                                                 --------    --------
                                                 $  2,135    $  4,660
                                                 ========    ========

5    Intercompany transactions

     The Parent provides certain corporate and administrative services to the Company including executive management, human resources, information technology and professional services (accounting, auditing and legal). The Company was charged a management fee from the Parent for these services totaling $1,974,000 and $2,265,000 in the years ended April 30, 2002 and 2001, respectively. This management fee was allocated to NNSI using a formula based upon revenue.

     The Company rents office space from the Parent on a month-to-month basis. Rent expense charged to operations (in addition to the management fee discussed above) was $115,000 and $91,000 during the years ended April 30, 2002 and 2001, respectively. In connection with the acquisition by NetWolves, NNSI signed a one year operating lease for the office space currently being occupied. Such lease provides for rent in the amount of $7,700 per month for the life of the lease. The Company and its Parent also jointly participate in a defined contribution plan and the Company is allocated a portion of the associated costs.

     Management believes that the intercompany charges and cost allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company were operating as a stand-alone entity. Subsequent to the acquisition by NetWolves, the Company will perform the corporate and administrative functions directly or through NetWolves, using its own resources or purchased services, and will be responsible for the costs and expenses associated with the management of the Company. At April 30, 2002 and 2001, NI owed the Company $2,036,000 and $2,366,000, respectively. These Intercompany balances were non-interest bearing open accounts. The balance owed by NI was forgiven by NNSI as part of the purchase price at acquisition.

                         NORSTAN NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 2002 AND 2001



6    Income taxes

     The provision (benefit) for income taxes consists of the following (in thousands):

                                        For the year ended April 30,
                                        ----------------------------
                                           2002             2001
                                           ----             ----
Current                                  $   815          $  (463)
Deferred                                     (24)             316
                                         --------         --------

Provision (benefit) for income taxes     $   791          $  (147)
                                         ========         ========

The tax effects of temporary differences that give rise to deferred tax assets or liabilities are summarized as follows (in thousands):

                                                  April 30,
                                        ----------------------------
                                           2002             2001
                                           ----             ----
Reserves not currently deductible        $   68            $   51
Accelerated depreciation                    (83)              (90)
                                         --------          --------
Deferred tax liability, net              $  (15)           $  (39)
                                         ========          ========


7    Concentrations

     The Company made sales to one customer which aggregated approximately 24% and 16% of total sales during the years ended April 30, 2002 and 2001, respectively. Additionally, receivables due from this customer aggregated approximately 19% and less than 1% of total accounts receivable at April 30, 2002 and 2001, respectively.

     The Company made purchases from two service providers that aggregated approximately 87% and 11% of total cost of revenue during the year ended April 30, 2002, and approximately 92% and 6% of total cost of revenue during the year ended April 30, 2001, respectively. Additionally, liabilities to these service providers aggregated approximately 85% and 3% of total accounts payable and accrued expenses at April 30, 2002 and approximately 95% and 3% of total accounts payable and accrued expenses at April 30, 2001, respectively.

8    Commitments and contingencies

     Defined contribution plan

     The Company provides pension benefits to eligible employees through the Parent's 401(k) plan. Company contributions to the plan are discretionary. Employer matching contributions to the plan approximated $63,000 and $96,000 for the years ended April 30, 2002 and 2001, respectively.

     Litigation

     The Company from time to time is subject to certain legal proceedings and claims which arise out of the ordinary course of business. These actions when ultimately concluded will not, in the opinion of management, have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

                         NORSTAN NETWORK SERVICES, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION



     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2002 and the accompanying unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2001 and the nine months ended March 31, 2002 give pro forma effect to the completion of the acquisition of Norstan Network Services, Inc. (the "Company"), as if it had occurred as of March 31, 2002 for the balance sheet and as of the beginning of each of the respective periods for the statements of operations. This pro forma information should be read in conjunction with the historical financial statements of Registrant and the historical financial statements of the Company appearing elsewhere herein.

     Registrant has a fiscal year end of June 30th while the Company has a fiscal year end of April 30th. The operations of Registrant for the year ended June 30, 2001 have been combined with the Company's operations for the year ended April 30, 2001. Additionally, the operations of Registrant for the nine months ended March 31, 2002 have been combined with the Company's operations for the nine months ended January 31, 2002.

     The pro forma adjustments reflecting the consummation of the acquisition using the purchase method of accounting are based on available financial information and certain estimates and assumptions set forth in the notes to the unaudited pro forma condensed consolidated balance sheet and statements of operations. These statements are presented for illustration purposes only and are not necessarily indicative of the future results of operations of the combined businesses or the results of operations of the combined businesses had the acquisitions occurred on the dates indicated above. For purposes of preparing its consolidated financial statements, Registrant will establish a new basis for the Company's assets and liabilities based upon the fair value thereof, including the costs of the acquisition. The unaudited pro forma condensed consolidated balance sheet and statements of operations reflects Registrant's best estimates of this allocation; however, the final allocation may differ from the pro forma amounts.

                             NETWOLVES CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                  BALANCE SHEET

                                 MARCH 31, 2002
                (In Thousands, except share and per share data)

                                                           Norstan
                                         NetWolves         Network          Pro Forma
                                        Corporation     Services, Inc.     Adjustments     Pro Forma
                                        -----------     --------------     -----------     ---------
ASSETS
Current assets
  Cash                                  $   2,953         $      42         $    (268)(m)  $   2,727
  Accounts receivable                         170             2,544                 -          2,714
  Other current assets                      1,600                72              (841)(d)        831
  Deferred tax assets                           -                68               (68)(i)          -
                                        ---------         ---------         ---------      ---------
    Total current assets                    4,723             2,726            (1,177)         6,272

Property and equipment, net                   735                53                 3 (c)        791
Software, net                                 166               424               516 (c)      1,106
Intangibles - finite lives                      -                 -             2,436 (b)      2,436
Intangibles - infinite lives                    -                 -               203 (b)        203
Goodwill                                        -                 -             3,574 (b)      3,574
Due from Norstan, Inc.                          -             2,036            (2,036)(a)          -
Other assets                                  164                 -                 -            164
                                        ---------         ---------         ---------      ---------
    Total assets                        $   5,788         $   5,239         $   3,519      $  14,546
                                        =========         =========         =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses $     731         $   2,135         $    (902)(n)  $   1,964
  Other current liabilities                    63               836                 -            899
  Accrued losses of discontinued
    operations                                193                 -                 -            193
  Notes payable                                 -                 -               500 (f)        500
  Current maturities of long-term debt        363                 -                 -            363
                                        ---------         ---------         ---------      ---------
    Total current liabilities               1,350             2,971              (402)         3,919

Long-term debt, net of discount                 -                 -             3,480 (e)      3,480
Deferred income taxes                           -                83               (83)(i)          -
                                        ---------         ---------         ---------      ---------
    Total liabilities                       1,350             3,054             2,995          7,399
                                        ---------         ---------         ---------      ---------
Minority interest                             276                 -                 -            276
Redeemable preferred stock                      -                 -             1,717 (g)      1,717

Shareholders' equity
  Common stock and additional paid
     in capital                            65,199                 -               992 (g)     66,191
  (Accumulated deficit) retained
      earnings and comprehensive loss     (61,037)            2,185            (2,185)(o)    (61,037)
                                        ---------         ---------         ---------      ---------
     Total shareholders' equity             4,162             2,185            (1,193)         5,154
                                        ---------         ---------         ---------      ---------
     Total liabilities and
       shareholders' equity             $   5,788         $   5,239         $   3,519      $  14,546
                                        =========         =========         =========      =========

See notes to the unaudited pro forma condensed consolidated financial statements.

                             NETWOLVES CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 2001
                (In Thousands, except share and per share data)

                                                           Norstan
                                         NetWolves         Network          Pro Forma
                                        Corporation     Services, Inc.     Adjustments     Pro Forma
                                        -----------     --------------     -----------     ---------
Sales                                    $   1,425        $  28,274          $     -       $  29,699
Cost of sales                                1,345           20,866                -          22,211
                                         ---------        ---------         ---------      ---------

Gross profit from sales                         80            7,408                -           7,488
                                         ---------        ---------         ---------      ---------
Operating expenses

  General and administrative                 7,714            2,268              445 (h)      10,427
  Sales and marketing                        4,959            3,321                -           8,280
  Engineering and development                1,893                -                -           1,893
  Impairment                                 1,416                -                -           1,416
  Management fee - Norstan, Inc.                 -            2,265                - (j)       2,265
                                         ---------        ---------         ---------      ---------

                                            15,982            7,854              445          24,281
                                         ---------        ---------         ---------      ---------
Income (loss) before other (income)
  expense                                  (15,902)            (446)            (445)        (16,793)

Other income (expense)
  Interest income                              650                -                -             650
  Minority interest                             24                -                -              24
  Interest expense                             (28)               -             (270)(k)        (298)
                                         ---------        ---------         ---------      ---------

Income (loss) before income taxes          (15,256)            (446)            (715)        (16,417)
  Income taxes                                   -              147             (147)(l)           -
                                         ---------        ---------         ---------      ---------
Income (loss) from continuing
  operations                               (15,256)            (299)            (862)        (16,417)

Dividends on preferred stock                     -                -             (230)(q)        (230)
Accretion on preferred stock                     -                -             (508)(p)        (508)
                                         ---------        ---------         ---------      ---------
Net income (loss) from continuing
  operations available to common
  shareholders                           $ (15,256)       $    (299)         $(1,600)      $ (17,155)
                                         =========        =========         =========      =========

  Basic and diluted net loss per
  share from continuing operations       $   (1.74)                                        $   (1.95)
                                         =========                                         =========
  Weighted average common
  shares outstanding                     8,776,928                                         8,776,928
                                         =========                                         =========


See notes to the unaudited pro forma condensed consolidated financial statements.

                             NETWOLVES CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED MARCH 31, 2002
                 (In Thousands, except share and per share data)

                                                           Norstan
                                         NetWolves         Network          Pro Forma
                                        Corporation     Services, Inc.     Adjustments     Pro Forma
                                        -----------     --------------     -----------     ---------
Sales                                   $     559        $   16,279         $     -         $  16,838
Cost of sales                                 421            10,315               -            10,736
                                        ---------        ----------         ---------       ---------
Gross profit from sales                       138             5,964               -             6,102
                                        ---------        ----------         ---------       ---------
Operating expenses
  General and administrative                4,905             1,394             334  (h)        6,633
  Sales and marketing                       1,963             1,302               -             3,265
  Engineering and development               1,407                 -               -             1,407
  Management fee - Norstan, Inc.                -             1,481               -  (j)        1,481
                                        ---------        ----------         ---------       ---------
                                            8,275             4,177             334            12,786
                                        ---------        ----------         ---------       ---------
Income (loss) before other (income)
  expense                                  (8,137)            1,787            (334)           (6,684)

Other income (expense)
  Interest income                             104                 -               -               104
  Minority interest                             6                 -               -                 6
  Interest expense                            (33)                -            (202) (k)         (235)
                                        ---------        ----------         ---------       ---------

Income (loss) before income taxes          (8,060)            1,787            (536)           (6,809)
  Income taxes                                  -              (593)            593  (l)            -
                                        ---------        ----------         ---------       ---------
Income (loss) from continuing operations   (8,060)            1,194              57            (6,809)

Dividends on preferred stock                    -                 -            (173) (q)         (173)
Accretion on preferred stock                    -                 -            (368) (p)         (368)
                                        ---------        ----------         ---------       ---------
Net income (loss) from continuing
  operations available to common
  shareholders                          $  (8,060)       $    1,194          $  (484)        $  (7,350)
                                        =========        ==========         =========        =========

  Basic and diluted net loss
    per share from continuing
    operations                          $   (0.70)                                           $   (0.64)
                                        =========                                            =========

  Weighted average common
    shares outstanding                 11,475,994                                           11,475,994
                                       ==========                                           ==========


See notes to the unaudited pro forma condensed consolidated financial statements.

                             NETWOLVES CORPORATION

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                          YEAR ENDED JUNE 30, 2001 AND
                        NINE MONTHS ENDED MARCH 31, 2002



(a) The adjustment reflects the elimination of amounts due from NI that were forgiven in connection with the acquisition.

(b) The adjustments reflect the recording of purchased intangibles, including a customer base, licenses and goodwill as determined by a third party appraisal. The goodwill is calculated as the excess of purchase price over the estimated fair value of net assets acquired. In accordance with SFAS No. 142, goodwill will not be amortized but will be subject to annual impairment tests.

(c) The adjustment reflects the excess of the fair value over historical net book value of equipment and software as determined by a third party appraisal.


(d) The adjustment reflects the reclassification of a purchase deposit and pre-acquisition costs incurred by NetWolves, including a finder's fee and professional fees directly related to the purchase, whose value is allocated to the net assets acquired.


(e) The adjustment reflects a $3.75 million non-interest bearing note payable issued by NetWolves to NI, with a maturity date of July 9, 2003, using an imputed interest rate of 7.5%.

(f)  The  adjustment  reflects  advances,   net  of  repayments,   from  certain
     individuals, some of whom are officers and directors of NetWolves, the proceeds of which were used for the acquisition of NNSI.

(g) The adjustment reflects the sale of redeemable preferred stock and warrants, net of fees, by NetWolves, the proceeds of which were used for the acquisition of NNSI. The redeemable preferred stock and warrants have been valued at approximately $1,717,000 and $992,000, respectively.

(h) The adjustment reflects additional depreciation and amortization based on the fair value of the purchased finite intangibles, software and equipment.

(i) The adjustment reflects the elimination of deferred tax assets and liabilities, primarily as a result of a Section 338(h)(10) election.

(j) NI provided certain corporate and administrative services to NNSI including executive management, human resources, information technology and professional services (accounting, auditing and legal), which was allocated to NNSI in the form of a management fee using a formula based upon revenue. The preexisting NNSI employees, with the exception of human resources and legal and auditing services will now provide a majority of these services. Although the Company believes that the management fee represented in unaudited pro forma condensed combined statement of operations will, in future periods, be substantially reduced, such estimates of future costs at this time are not factually supportable and therefore no adjustment of such cost reductions have been presented herein.

(k) The adjustment reflects interest expense on the $3.75 million note payable, using an imputed interest rate of 7.5% (see Note e).

(l) The adjustment reflects the elimination of income tax expense due to the expected utilization of NetWolves' taxable net operating losses to be applied to NNSI's taxable income.

(m) The adjustment reflects the residual NetWolves working capital required to purchase NNSI.

                              NETWOLVES CORPORATION

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                          YEAR ENDED JUNE 30, 2001 AND
                        NINE MONTHS ENDED MARCH 31, 2002




(n) The adjustment reflects the elimination of liabilities, as specified in the purchase agreement, to represent only those obligations that relate to corresponding accounts receivables for services billed to NNSI's customers, which were assumed by NetWolves.

(o)  The adjustment reflects the elimination of NNSI's retained earnings.

(p)  The  adjustment  reflects  the  accretion  on  the  madatorily   redeemable
     preferred stock.

(q) The adjustment reflects an 8% annual dividend on the newly issued redeemable preferred stock, payable in preferred stock.